Exhibit C-6
Proclamation Dissolving Parliament
DAVID JOHNSTON
[L.S.]
Canada
          ELIZABETH THE SECOND, by the Grace of God of the United Kingdom, Canada and Her other Realms and Territories QUEEN, Head of the Commonwealth, Defender of the Faith.
          To Our Beloved and Faithful Senators of Canada, Members elected to serve in the House of Commons of Canada, and to all to whom these Presents may in any way concern,
Greeting:
MYLES KIRVAN
Deputy Attorney General
A PROCLAMATION
          WHEREAS We have thought fit, by and with the advice of Our Prime Minister of Canada, to dissolve the present Parliament of Canada;
          NOW KNOW YOU that We do for that end publish this Our Royal Proclamation and do hereby dissolve the Parliament of Canada accordingly, and the Senators and the Members of the House of Commons are discharged from their meeting and attendance.
          IN TESTIMONY WHEREOF, We have caused these Our Letters to be made Patent and the Great Seal of Canada to be hereunto affixed. Witness: Our Right Trusty and Well-beloved David Johnston, Chancellor and Principal Companion of Our Order of Canada, Chancellor and Commander of Our Order of Military Merit, Chancellor and Commander of Our Order of Merit of the Police Forces, Governor General and Commander-in-Chief of Canada.
          AT OUR GOVERNMENT HOUSE, in Our City of Ottawa, this twenty-sixth day of March in the year of Our Lord two thousand and eleven and in the sixtieth year of Our Reign.
By Command,
RICHARD DICERNI
Deputy Registrar General of Canada
GOD SAVE THE QUEEN